Exhibit 7.40

INDEMNIFICATION AGREEMENT

This Indemnification Agreement is made and entered into as of December 19, 2012 (this “Agreement”), among Giovanna Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Mr. Jason Nanchun Jiang (the “Chairman”), JJ Media Investment Holding Limited, a British Virgin Islands company controlled by the Chairman (“JJ Media”), Target Sales International Limited, a British Virgin Islands Company controlled by the Chairman (“Target Sales”), Top Notch Investments Holdings Ltd, a British Virgin Islands company controlled by the Chairman (“Top Notch”), Target Management Group Limited, a British Virgin Islands company controlled by the Chairman (together with the Chairman, JJ Media, Target Sales and Top Notch, the “Chairman Parties”), and solely for purposes of Section 2, Giovanna Investment Holdings Limited (“Carlyle”), Gio2 Holdings Ltd (“Fountainvest”), Power Star Holdings Limited (“CITIC Capital Partners”) and State Success Limited (“China Everbright”, and together with Carlyle, Fountainvest and CITIC Capital Partners, the “Sponsors”), and solely for purposes of Section 2 and Section 6(d) , Giovanna Group Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands that wholly-owns Parent (“Holdco”). Each of Parent, the Chairman Parties, the Sponsors and Holdco may be referred individually herein as a “Party” or collectively as “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, Parent, Giovanna Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and Focus Media Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent as a result of the Merger; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Chairman Parties agree to the matters set forth herein, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

Section 1. Indemnification.

(a) Each of the Chairman Parties, on a joint and several basis, agrees to indemnify and hold harmless Parent, at anytime, and from time to time, from and against any and all Losses (as defined below) incurred or sustained by any of Parent, the Company (including the Surviving Corporation), any of the Company’s Subsidiaries, or any of their affiliates and respective successors and assigns (collectively, the “Company Indemnitees”) in connection with (i) any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding initiated or brought by any Governmental Authority in China or any other country against the Company or any of its Subsidiaries (each, a “Proceeding”), and (ii) any putative class action brought on behalf of the shareholders of the Company pending as of the date hereof and any such putative class action brought after the date hereof initiated based on one or more facts or circumstances that are the subject matters of a Proceeding (collectively, the “Shareholder Class Actions”, and together with any Proceedings, the “Indemnification Events”) against any of the Company Indemnitees, for up to US$140,000,000 (such amount, the “Indemnification Cap”); provided, however, that with respect to all Shareholder Class Actions: (i) in the case where the Company is entitled under any of its then-effective insurance policies to recovery of any of such Losses, the Chairman Parties shall be liable to indemnify Parent for all such Losses, up to the Indemnification Cap, not actually recovered under such insurance policies; and (ii) in all other cases where the Company is not entitled under any insurance policies to recovery of any of such Losses, the Chairman Parties shall be liable to indemnify Parent, up to the Indemnification Cap, for the aggregate amount of all such Losses for all Shareholder Class Actions in excess of US$5,000,000.

For purposes of this Agreement, “Losses” means any and all losses, damages, liabilities, settlements (including pursuant to settlement agreements under which the parties neither admit nor deny liability), obligations, judgments, disgorgements, orders, awards, writs, decrees, fines, penalties, Taxes, in each case of any nature or kind, but shall not include any costs or out of pocket expenses incurred by any of the Company Indemnitees in connection with any Proceeding or Shareholder Class Action, including any legal or accounting expenses and fees. For the avoidance of doubt, with respect to any Losses incurred or sustained by any of the Company Indemnitees, Parent shall be entitled to be paid first from the Escrow Amount and secondly by the Chairman Parties in accordance with Section 2(a), notwithstanding the availability of recovery from the Company’s applicable insurance policies, but subject to Section 6(h).

(b) The Chairman Parties agree (a) to waive all rights to indemnification, exculpation and expense reimbursement to which one or more Chairman Parties may be entitled under applicable Law or the memorandum and articles of association of any of the Company Indemnitees, by Contract (including the Chairman’s employment agreement with Parent or any of its affiliates) or otherwise, and (b) not to avail themselves (as applicable) of, or seek to apply in connection with their obligations under this Agreement, any indemnification rights that one or more Chairman Parties may have under Section 6.05 of the Merger Agreement with respect to the matters set forth in this Agreement.

Section 2. Escrow Amount.

(a) As a mechanism to satisfy the indemnification obligations of the Chairman Parties under Section 1, the Chairman Parties agree that at or as soon as practicable after the Chairman Parties receive the payment in respect of their Shares and/or Company Share Awards under the Merger Agreement, the Chairman Parties shall deposit an amount equal to US$40,000,000 (such amount, the “Escrow Amount”) or otherwise cause the Escrow Amount to be deposited with Citibank, N.A., Hong Kong Branch as escrow agent (the “Escrow Agent”), which shall be held by the Escrow Agent pursuant to an escrow agreement to be entered into on the Closing Date by and among Parent, the Chairman Parties and the Escrow Agent substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). Parent may direct that the Escrow Amount be funded by directly deducting from the proceeds received or receivable by any Chairman Party pursuant to the transactions contemplated by the Merger Agreement and be placed in the Escrow Account and each Chairman Party irrevocably authorizes the foregoing. The Chairman Parties further agree that their indemnification obligations under Section 1 shall be satisfied first from the Escrow Amount, and to the extent the Escrow Amount is insufficient to fully satisfy such indemnification obligations, the Chairman Parties agree that they shall be jointly and severally liable to indemnify Parent for any and all Losses that are not recoverable from the Escrow Amount (all such Losses, up to the Indemnification Cap, the “Excess Amount”). In the event the Chairman Parties fail to pay the entire Excess Amount to Parent (or as directed by Parent to the Company) within five (5) Business Days following written demand by Parent, (i) Parent shall be entitled to satisfy the Chairman Parties’ obligation to pay the Excess Amount, in addition to any other legal remedies available to it by: (i) setting-off any dividends or distributions otherwise payable to the Chairman Parties in respect of their ownership interest in Holdco, as the case may be, from time to time, against any unpaid Excess Amount; and/or (ii) at the election of the Sponsors, either the Sponsors (on a pro rata basis in accordance with the Sponsors’ relative equity investments in Holdco) or Holdco shall be entitled to satisfy the Chairman Parties’ obligation to pay the Excess Amount by purchasing one or more Chairman Parties’ equity interests in Holdco, at a price per share equal to 50% of the per share value of shares of Holdco on the Closing Date (which per share value shall, for the avoidance of doubt, equal the amount obtained by dividing the aggregate equity contribution to Holdco on the Closing Date (including the amount of cash contributed by affiliates of the Sponsors and the value of the Rollover Securities of the Chairman Parties and Fosun International Limited determined by reference to the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable) by the number of ordinary shares of Holdco issued on the Closing Date), and setting-off the purchase price otherwise payable by the Sponsors or Holdco, as applicable, in respect of such Holdco shares against any unpaid Excess Amount, with representations from the applicable Chairman Parties as to its or their title to, and its or their ability to transfer, such equity interests in Holdco (the additional remedies set forth in clauses (i) and (ii) are not mutually exclusive and shall be available at any time an Excess Amount is owed to Parent and from time to time); provided, however, that the Chairman Parties whose equity interests in Holdco was purchased by the Sponsors or Holdco, as applicable, pursuant to the foregoing clause (ii) shall have the right to repurchase such equity interests within six (6) months of the closing date of any such purchase for the same price per share that was deemed to have been paid by the Sponsors or Holdco, as applicable, plus interest through the closing date of any such repurchase at 10% per annum. In furtherance of the foregoing, Holdco shall make the necessary changes in its register of members to reflect any transfer of the equity interests of one or more Chairman Parties in Holdco pursuant to this Section 2.

(b) Subject to Section 7(a), on the fifth (5th) anniversary of the Closing Date (such date, the “Expiration Date”), the Escrow Agent shall release any Escrow Amount, if any, remaining after application of Section 1 and this Section 2, to the Chairman Parties as instructed by the Parties in accordance with the Escrow Agreement.

Section 3. Settlement. In the event of an occurrence of any Indemnification Event, none of the Chairman Parties on the one hand, and the Company Indemnitees on the other hand, shall admit to any wrongdoing, assume any liability, enter into any settlement agreement or consent order, stipulate to any judgment, compromise or prejudice any claim or defense of the Company, or otherwise take any action in connection with such Indemnification Event without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that the Chairman Parties’ prior written consent shall not be required for any settlement in respect of any Indemnification Event pursuant to which the Company Indemnitees agree to pay a civil penalty, disgorgement or make any other payment in an amount not exceeding the Escrow Amount. For the avoidance of doubt, the Chairman Parties shall not be liable under this Agreement for any amounts paid in settlement of any Indemnification Event effected without the Chairman Parties’ prior written consent (except as set forth in the proviso in the foregoing sentence), which consent shall not be unreasonably withheld, delayed or conditioned. The Chairman Parties shall be entitled to participate in the defense of any Indemnification Event.

Section 4. Notice of Claim. Following any Indemnification Event of which Parent is aware, and to the extent any Company Indemnitee is entitled to indemnification hereunder, Parent shall, on behalf of such Company Indemnitee, as promptly as practicable give written notice to the Chairman Parties (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and, to the extent practicable, shall include in such Claim Notice the amount (if then known), or good faith estimate of the amount and the method of computation of the amount of such claim. The failure to make prompt delivery of such Claim Notice by Parent to the Chairman Parties shall not affect such Company Indemnitee’s rights to receive indemnification under this Agreement with respect to such matter, except to the extent the Chairman Parties shall have been materially prejudiced by failure to give such notice. In case of any Indemnification Event and upon any Claim Notice to the Chairman Parties, the Chairman Parties shall be entitled to participate, and Parent agrees not to object to or otherwise prevent their participation, at their own cost therein.

Section 5. Representations and Warranties of the Chairman Parties. Each of the Chairman Parties represents and warrants to Parent as follows:

(a) such Chairman Party has full power, capacity and authority to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof;

(b) such Chairman Party has duly and validly authorized, executed and delivered this Agreement, and this Agreement constitutes a valid and binding obligation of such Chairman Party, enforceable against such Chairman Party in accordance with the terms hereof, except to the extent that such enforceability may be limited by bankruptcy, insolvency or other similar laws or by general equitable principles;

(c) the execution, delivery and performance of this Agreement by such Chairman Party does not, as applicable, (i) violate, conflict with, or constitute a breach of or default under its organizational documents or any material agreement to which it is a party or by which it is bound or (ii) violate any Law applicable to such Chairman Party; and

(d) no consent or approval of, or filing with, any Governmental Authority is required to be obtained or made by such Chairman Party in connection with the execution and delivery hereof or the consummation of the transactions contemplated hereby.

Section 6. Miscellaneous.

(a) Term. The indemnification obligations of the Chairman Parties shall become effective upon the Effective Time (but shall apply to all Losses incurred or sustained from the date hereof) and shall terminate immediately and shall be of no further force or effect after the Expiration Date; provided, however, notwithstanding the foregoing, the Chairman Parties shall be obligated to defend and hold harmless Parent from any and all Losses asserted against, incurred or sustained by any of the Company Indemnitees arising from or by reason of any Indemnification Event of which a Claim Notice was delivered by Parent prior to the Expiration Date, and in such case the Escrow Amount shall remain in effect notwithstanding Section 2(b) until final resolution of any such Indemnification Event in the form of a non-appealable final award.

(b) Entire Agreement. This Agreement, the Rollover Agreement, the Voting Agreement and the Merger Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

(c) Further Assurances. The Parties shall, upon written request, execute, acknowledge, and deliver such other instruments and documents and take such further action as may be reasonably necessary to carry out the intent of this Agreement.

(d) Actions by Parent and Holdco. Each of the Chairman, as an affiliate of Parent and Holdco after the Merger, including in his capacity as the chairman of the board of directors of Holdco, and the Chairman Parties, (i) shall abstain or otherwise be excluded from any decision-making process of Parent and Holdco, including any vote of the board of directors of Parent or Holdco, in connection with any action to be taken by Parent or Holdco under this Agreement, and (ii) agrees to not object to, or seek to void, any decisions or actions by Parent or Holdco in connection with this Agreement.

(e) Assignment/Transfer; Parties in Interest. This Agreement shall not be assigned or transferred (whether pursuant to a merger, by operation of law or otherwise), except that Parent may (1) transfer all of its rights and obligations hereunder to any subsidiary of Parent and/or (2) assign any or all of its rights hereunder to any lender(s), financier(s) (including without limitation arrangers of financing) and/or hedging counterparty(ies) of Parent or any subsidiary or affiliate thereof and/or any agent or trustee acting on behalf of any of such lender(s), financier(s) and/or hedging counterparty(ies) (or their respective successors, assigns and transferees) (collectively “Financers”); provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations and that none of the Financiers shall have any obligation or liability to perform or discharge any of the obligations or liabilities of Parent under or in connection with this Agreement. Upon any transfer or assignment by Parent of any of its rights and/or obligations hereunder in accordance with this Section 6(e), any reference in this Agreement to Parent shall be construed as a reference to such person (to the extent of such rights and/or obligations to the extent so assigned to it and subject at all times to the proviso in the preceding sentence). Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties hereto (or their respective successors, permitted assigns and transferees, provided that such assignees or transferees obtained an interest in this Agreement from Parent as a result of an assignment or transfer made in accordance with this Section 6 (e)) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Amendment; Waiver. This Agreement and any of the terms hereof may be terminated, amended, supplemented or modified only in writing signed by the Parties hereto. Notwithstanding the foregoing sentence, the parties acknowledge and agree that a new company to be incorporated in the Cayman Islands is expected to be the direct parent of Parent (holding 100% of the equity interests in Parent) and the direct wholly-owned subsidiary of Holdco prior to the Closing, in which case any references to Parent being a wholly-owned subsidiary of Holdco shall be modified accordingly. Any Party to this Agreement may, by written notice to another Party, extend the time for the performance of any obligation by the other Party or waive compliance with any of the agreements of the other Party in this Agreement; provided, that no waiver of any non-compliance with any provision of this Agreement shall operate or be construed as a waiver of any subsequent non-compliance or limit or restrict any right or remedy otherwise available. Any waiver of any provision shall be in writing and signed by the Party to be bound thereby.

(g) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally, (ii) on the date the delivering party receives confirmation, if delivered by facsimile, (iii) upon delivery after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (iv) upon delivery after being sent by overnight courier (providing proof of delivery), to the Parties at the addresses set forth below each Party’s signature hereto (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6(g)).

(h) Subrogation. In the event of payment by the Chairman Parties under this Agreement, the Chairman Parties shall be subrogated to the extent of such payment to all of the rights of recovery of the Company Indemnitees with respect to then-effective insurance policies of the Company, subject to applicable Law and the terms of any such settlement, as applicable. Subject to the foregoing sentence, Parent agrees to use commercially reasonable efforts to assist the Chairman Parties in securing such rights of subrogation, and the Chairman Parties shall pay or reimburse all expenses actually and reasonably incurred by Parent in connection with such assistance.

(i) Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of Hong Kong without regard to the conflicts of law principles thereof. Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in Hong Kong in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended from time to time. There shall be three arbitrators. The appointing authority shall be Hong Kong International Arbitration Centre. The arbitration proceedings shall be conducted in English.

(j) Severability. Each provision of this Agreement is severable from all other provisions. If any provision is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary to render it valid and enforceable. If any court of competent jurisdiction determines that any such provision is invalid or unenforceable for any reason, all remaining provisions shall remain in full force and effect.

(k) Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

PARENT AND HOLDCO:

GIOVANNA PARENT LIMITED

By:	/s/ Tom Mayrhofer
Name:	Tom Mayrhofer
Title:	Director

Solely for purposes of Section 2 and Section 6(d):

GIOVANNA GROUP HOLDINGS LIMITED

By:	/s/ Tom Mayrhofer
Name:	Tom Mayrhofer
Title:	Director

Address for Parent or Holdco:

Cricket Square, Hutchins Drive,
P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands

with a copy to:

Giovanna Investment Holdings Limited
Two Pacific Place
88 Queensway
Hong Kong
Attention: Mr. Alex Ying / Ms. Janine Feng / Ms. Nina Gong
Email:alex.ying@carlyle.com / Janine.Feng@carlyle.com / nina.gong@carlyle.com

Gio2 Holdings Ltd.
Suite 705-708 ICBC Tower
3 Garden Road
Central, Hong Kong
Attention: Mr. Terry Hu / Mr. Eric Chen / Mr. Brian Lee
Facsimile: 852-3107-2490
Email: terryhu@fountainvest.com / ericchen@fountainvest.com / brianlee@fountainvest.com

Power Star Holdings Limited
28/F, CITIC Tower
1 Tim Mei Avenue, Hong Kong
Attention: Mr. Eric Xin / Mr. Eric Chan / Mr. Zhen Ji / Ms. Vicki Hui
Email: exin@citiccapital.com / echan@citiccapital.com / zhenji@citiccapital.com / vickihui@citiccapital.com and to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson
1601 Chater House 8 Connaught Road Central Hong Kong
Attention: Douglas Freeman
Facsimile: +852-3760-3611 E-mail: douglas.freeman@friedfrank.com

[SIGNATURE PAGE - INDEMNIFICATION AGREEMENT]

CHAIRMAN PARTIES:

JASON NANCHUN JIANG

/s/ Jason Nanchun Jiang

JJ MEDIA INVESTMENT HOLDING LIMITED

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:	Director

TARGET SALES INTERNATIONAL LIMITED

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:	Director

TOP NOTCH INVESTMENTS HOLDINGS LTD

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:	Director

TARGET MANAGEMENT GROUP LIMITED

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:	Director

Address for the Chairman Parties:

28/F Zhao Feng World Trade Building
369 Jiang Su Road, Shanghai 200060, China
Attention: Mr. Jason Nanchun Jiang
Email:
Facsimile:

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Peter Huang
Facsimile: +86 (10) 6535 5577
Email: peter.huang@skadden.com

Solely for purposes of Section 2:

THE SPONSORS:

GIOVANNA INVESTMENT HOLDINGS LIMITED

By:	/s/ Tom B. Mayrhofer
Name:	Tom B. Mayrhofer
Title:	Director

ADDRESS:

Walker House
87 Mary Street
George Town
Grand Cayman KY1-9005
Cayman Islands

With a copy to:

Two Pacific Place
88 Queensway
Hong Kong
Attention: Mr. Alex Ying / Ms. Janine Feng / Ms. Nina Gong
Email: alex.ying@carlyle.com / Janine.Feng@carlyle.com / nina.gong@carlyle.com

GIO2 HOLDINGS LTD

By:	/s/ Neil Gray
Name:	Neil Gray
Title:	Director

ADDRESS:

Walker House
87 Mary Street
George Town
Grand Cayman KY1-9005
Cayman Islands

With a copy to:

Suite 705-708 ICBC Tower
3 Garden Road
Central, Hong Kong
Attention: Mr. Terry Hu / Mr. Eric Chen / Mr. Brian Lee
Facsimile: 852-3107-2490
Email: terryhu@fountainvest.com / ericchen@fountainvest.com / brianlee@fountainvest.com

POWER STAR HOLDINGS LIMITED

By:	/s/ Zhen Ji
Name:	Zhen Ji
Title:	Authorized Signatory

ADDRESS:

Scotia Centre, 4th Floor
P.O. Box 2804
George Town
Grand Cayman KY1-1112
Cayman Islands

With a copy to:

28/F, CITIC Tower
1 Tim Mei Avenue, Hong Kong
Attention: Mr. Eric Xin / Mr. Eric Chan / Mr. Zhen Ji / Ms. Vicki Hui
Email: exin@citiccapital.com / echan@citiccapital.com / zhenji@citiccapital.com / vickihui@citiccapital.com

STATE SUCCESS LIMITED

By:	/s/ Chen Shuang
Name:	Chen Shuang
Title:	Authorized Signatory

ADDRESS:

46F, Far East Finance Centre
Harcourt Road, Hong Kong
Attention: Ms. Elyn Xu
Phone: 852-2860-1125
Email: Elyn.Xu@everbright165.com